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                      ARTICLES OF AMENDMENT

                               OF

                    ARTICLES OF INCORPORATION

                               OF

                       CHEMICAL FUND, INC.


THIS IS TO CERTIFY:

         FIRST: That the Articles of Incorporation of CHEMICAL FUND, INC., a Maryland corporation having its principal office in the City of Baltimore in that State (the "Corporation"), are hereby amended as follows:
         The first sentence of clause a of subparagraph 7 of Paragraph B of Article EIGHTH is amended to read in its entirety as follows:
         "a. For the management and supervision of its affairs by a Manager in return for a quarterly payment of an amount not greater than .1375 of 1% of the average (fixed as provided in such contract or contracts but based only on business days) net assets of the Corporation for such quarter, less the amount of any compensation paid or payable by the Corporation to its officers for such quarter."

         Paragraph G of Article EIGHTH is amended to read in its

entirety as follows:

         "G. The Corporation shall have as custodian or custodians one or more trust companies or national banks of good standing, each having a capital, surplus and undivided profits aggregating not less than two million, five hundred thousand dollars ($2,500,000) and the funds and securities held by the Corporation shall be kept in the custody of one or more of such custodians provided such custodian or custodians can be found ready and willing to act, and further provided that the Corporation or any such custodian or custodians may deposit the securities of the Corporation in one or more securities depositories to the extent permitted



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    by the Investment Company Act of' 1940 and the rules and
    regulations thereunder."

         SECOND: That the foregoing amendments have been duly

advised by the Board of Directors and approved by the

stockholders of the Corporation.

    IN WITNESS WHEREOF, CHEMICAL FUND, INC. has caused these

Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereto affixed and attested by its Secretary, and the said officers of the

Corporation further acknowledge said instrument to be the

corporate act of the Corporation and state under the penalties of perjury that, to the best of their knowledge, information and belief, the matters and facts therein set forth with respect to approval are true in all material respects, all on the 8th day of

April, 1982.



                                  CHEMICAL FUND, INC.



                                  By /s/ David H. Dievler
                                    _______________________
                                    David H. Dievler,
                                    President


SEAL



ATTEST:


/s/ Mary A. Barry
_________________________
Mary A. Barry, Secretary


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